Exhibit 99.1

CONTACT:         J.D. McGraw, President
                               Nova Biosource Fuels, Inc.
                               +1 713 869 6682
                               or
                               Matt Kreps
                               Halliburton Investor Relations
                               +1 972 458 8000

Nova Biosource Fuels, Inc. Signs Biodiesel Marketing Agreement for Seneca, IL Plant

HOUSTON, TX — September 19, 2006 — Nova Biosource Fuels, Inc. (OTC: NVAO) announced today that it has signed a biodiesel sales agreement with ConAgra Trade Group, Inc. for Nova’s 60 million gallon per year biodiesel facility to be located in Seneca, Illinois.  ConAgra Trade Group will provide selling and outbound logistics services for the facility as part of the agreement.

“We selected ConAgra Trade Group based on its experience and capabilities in commodity trading, marketing, logistics and risk management services that will support our biodiesel production efforts,” said Kenneth Hern, Nova’s Chairman and CEO.

The long-term agreement was executed through a subsidiary of Nova and will complement the feedstock supply agreement recently signed with Lipid Logistics, LLC, an affiliate of Kaluzny Brothers, Inc.  Engineering and procurement for the Seneca facility has already been initiated by Nova with respect to long lead time items, such as stainless steel and other important process equipment. Nova expects to have the biodiesel refinery completed in the summer of 2007.

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.